PAGE 1                                                           EXHIBIT (99.1)


                                ANNUAL REPORT


                        Pursuant to Section 15(d) of the
                             Securities Act of 1934


                               For the Year Ended
                               December 31, 1997


                      ___________________________________


              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN
              ---------------------------------------------------

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                          TO ACCOMPANY 1997 FORM 5500
                    ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                              UNDER ERISA OF 1974

                FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

           INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

                for the years ended December 31, 1997 and 1996

                                                                                           PAGES(S)
                                                                                           --------
Report of Independent Accountants                                                               2

Financial Statements:
  Statements of Net Assets Available for Plan Benefits, with Fund Information,
     December 31, 1997 and 1996                                                               3-4

  Statements of Changes in Net Assets Available for Plan Benefits, with Fund Information,
     for the years ended December 31, 1997 and 1996                                           5-6

  Notes to Financial Statements                                                              7-13

Supplemental Schedules:
  Line 27a - Schedule of Assets Held for Investment Purposes as of December 31, 1997           14

  Line 27d - Schedule of Series Transactions in Excess of 5% of the Current Value of
     Plan Assets for the year ended December 31, 1997                                          15

Certain supplemental schedules have been omitted because they are either not required or not applicable under the Employee Retirement Income Security Act of 1974.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Plan Administrator of the
Lifeline Employees' Savings and Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Lifeline Employees' Savings and Investment Plan (the "Plan") as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The investments held by the Plan are stated at current value as required for presentation on Form 5500. As explained in Note D to the financial statements, the information provided by the custodian does not include the historical cost of investments. Therefore, the schedule of assets held for investment purposes and the schedules of reportable transactions do not disclose the historical cost of investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                                                /s/ PricewaterhouseCoopers, LLP
Boston, Massachusetts
June 27, 1998

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                               December 31, 1997

                                                                            SSGA       SSGA       SSGA         SSGA        SSGA
                    ASSETS                                   Lifeline       Bond        S&P      Matrix        Small      Active
                                                              Fixed        Market    500 Index   Equity         Cap    International
                                                               Fund         Fund       Fund       Fund         Fund        Fund
                                                              ------       ------     ------     ------       ------      ------
Investments, at fair value (Notes C and D):
  Bank pooled fund                                         $ 1,192,549
  Shares of registered investment companies                    358,802 $    53,403 $   357,117 $ 2,888,748 $   513,782 $   121,273
  Lifeline Systems, Inc. stock
  Participant loans receivable
                                                           ----------- ----------- ----------- ----------- ----------- -----------

          Total investments                                  1,551,351      53,403     357,117   2,888,748     513,782     121,273

  Employer contributions receivable                              1,951         559       2,898       2,813       3,296       1,257
  Employee contributions receivable                              5,236       1,442       8,089       7,509      10,996       3,343
                                                           ----------- ----------- ----------- ----------- ----------- -----------

            Total assets                                     1,558,538      55,404     368,104   2,899,070     528,074     125,873
                                                           ----------- ----------- ----------- ----------- ----------- -----------

  Net assets available for plan benefits                   $ 1,558,538 $    55,404 $   368,104 $ 2,899,070 $   528,074 $   125,873
                                                           =========== =========== =========== =========== =========== ===========
                                                            Life         Life
                                                          Solutions    Solutions      Life
                    ASSETS                                 Income &     Balanced   Solutions     Lifeline
                                                            Growth       Growth      Growth    Systems, Inc.  Participant   Total
                                                             Fund         Fund        Fund     Common Stock    Loan Fund     Plan
                                                            ------       ------      ------    ------------   -----------   ------
Investments, at fair value (Notes C and D):
  Bank pooled fund                                                                                                       $ 1,192,549
  Shares of registered investment companies               $  359,837   $  706,692   $  229,045                             5,588,699
  Lifeline Systems, Inc. stock                                                                  $ 1,433,511                1,433,511
  Participant loans receivable                                                                               $  365,662      365,662
                                                          ----------   ----------   ----------  -----------  ----------  -----------

          Total investments                                  359,837   $  706,692   $  229,045    1,433,511     365,662    8,580,421

  Employer contributions receivable                            1,341        2,856        3,371        3,126                   23,468
  Employee contributions receivable                            3,023        6,882        8,135        7,866                   62,521
                                                          ----------   ----------   ----------  -----------  ----------  -----------

            Total assets                                     364,201      716,430      240,551    1,444,503     365,662    8,666,410
                                                          ----------   ----------   ----------  -----------  ----------  -----------

  Net assets available for plan benefits                  $  364,201   $  716,430   $  240,551  $ 1,444,503  $  365,662  $ 8,666,410
                                                          ==========   ==========   ==========  ===========  ==========  ===========

   The accompanying notes are an integral part of the financial statements.

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                               December 31, 1996

                                                     Fidelity       Fidelity
                                         Fidelity      Asset        Blue Chip     Lifeline
                             Income      Balanced    Allocation       Growth     Systems, Inc.    Participant  Conduit    Total
        ASSETS                Fund         Fund         Fund           Fund      Common Stock      Loan Fund   Account     Plan
                             ------     ----------   ----------    -----------   ------------     -----------  -------     ----
Investments, at fair
 value (Notes C and D):
  Bank pooled fund         $ 1,619,950                                                                                   $ 1,619,950
  Shares of registered
   investment companies                  $ 641,432   $  401,737    $ 2,215,056                                             3,258,225
  Lifeline Systems, Inc.
   stock                                                                         $  1,028,405                              1,028,405
  Participant loans
   receivable                                                                                     $   295,447                295,447
  Bank account                                                                                                 $ 21,439       21,439
                           -----------   ---------   ----------    -----------   ------------     -----------  --------  -----------

    Total investments        1,619,950     641,432      401,737      2,215,056      1,028,405         295,447    21,439    6,223,466

Employer contributions
  receivable                    13,118       8,110        6,114         26,485         10,276                                 64,103
Employee contributions
  receivable                    13,173       8,819        8,153         30,538         10,114                                 70,797
Loan payment receivable          4,004       1,906          865          4,105          2,418                                 13,298
Interfund transfers             75,388      80,322                                     34,914                                190,624
                           -----------   ---------   ----------    -----------   ------------     -----------  --------  -----------

    Total assets             1,725,633     740,589      416,869      2,276,184      1,086,127         295,447    21,439    6,562,288

      LIABILITIES AND
        NET ASSETS
     AVAILABLE FOR PLAN
      BENEFITS

Interfund transfers pending                              84,364        106,260                                               190,624
Other payables                     377          48          (12)           191             67                    21,439       22,110
                           -----------   ---------   ----------    -----------   ------------     -----------  --------  -----------

    Total liabilities              377          48       84,352        106,451             67                    21,439      212,734
                           -----------   ---------   ----------    -----------   ------------     -----------  --------  -----------
Net assets available
 for plan benefits         $ 1,725,256   $ 740,541   $  332,517    $ 2,169,733   $  1,086,060     $   295,447      -     $ 6,349,554
                           ===========   =========   ==========    ===========   ============     ===========  ========  ===========

   The accompanying notes are an integral part of the financial statements.

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                             WITH FUND INFORMATION

                     for the year ended December 31, 1997

                                                                           SSGA            SSGA         SSGA
                                                             Lifeline      Bond            S&P         Matrix           SSGA
                                                               Fixed      Market        500 Index      Equity        Small Cap
                                                                Fund       Fund            Fund         Fund            Fund
                                                             --------     ------        ---------      ------        ---------
Additions:
  Employee contributions and rollovers                       $   79,537   $   24,877    $  132,534     $  115,360    $  155,723
  Employer contributions                                         26,924        7,111        37,789         33,481        43,427
  Interest and dividend income                                                 1,803        14,529        487,702        33,254
  Net appreciation in fair value of investments                  97,153          811        17,476        197,813         2,209
  Interfund transfers                                         1,748,902       26,898       172,798      2,281,648       304,892
                                                             ----------   ----------    ----------     ----------    ----------

        Total additions                                       1,952,516       61,500       375,126      3,116,004       539,505

Deductions:
  Benefits and withdrawals                                      254,848        5,879         3,444         86,517         3,194
  Net depreciation in fair value of investments
  Administrative expenses                                           255           23           139            257            55
  Interfund transfers                                           138,875          194         3,439        130,160         8,182
                                                             ----------   ----------    ----------     ----------    ----------

        Total deductions                                        393,978        6,096         7,022        216,934        11,431
                                                             ----------   ----------    ----------     ----------    ----------

Net additions (deductions)                                    1,558,538       55,404       368,104      2,899,070       528,074

Net assets available for plan benefits, beginning of year
                                                             ----------   ----------    ----------     ----------    ----------

Net assets available for plan benefits, end of year          $1,558,538   $   55,404    $  368,104     $2,899,070    $  528,074
                                                             ==========   ==========    ==========     ==========    ==========

                                                                               Life           Life
                                                                SSGA         Solutions     Solutions        Life
                                                               Active        Income &       Balanced      Solutions      Lifeline
                                                            International     Growth         Growth        Growth      Systems, Inc.
                                                                Fund           Fund           Fund          Fund        Common Stock
                                                             --------         ------        ---------      ------       ------------
Additions:
  Employee contributions and rollovers                       $   61,672       $   54,118    $  101,867     $  150,033   $  161,523
  Employer contributions                                         16,572           17,231        35,729         46,812       49,245
  Interest and dividend income                                    7,471           19,237        52,747         21,311           37
  Net appreciation in fair value of investments                                   25,298        67,226                     434,470
  Interfund transfers                                            74,471          350,558       737,625         46,145       63,755
                                                             ----------       ----------    ----------     ----------   ----------

        Total additions                                         160,186          466,442       995,194        264,301      709,030

Deductions:
  Benefits and withdrawals                                        7,258           10,250        73,583          3,532       40,810
  Net depreciation in fair value of investments                  24,319                                        10,057
  Administrative expenses                                            19              110           283            152          108
  Interfund transfers                                             2,717           91,881       204,898         10,009      309,669
                                                             ----------       ----------    ----------     ----------   ----------

        Total deductions                                         34,313          102,241       278,764         23,750      350,587
                                                             ----------       ----------    ----------     ----------   ----------

Net additions (deductions)                                      125,873          364,201       716,430        240,551      358,443

Net assets available for plan benefits, beginning of year                                                                1,086,060
                                                             ----------       ----------    ----------     ----------   ----------

Net assets available for plan benefits, end of year          $  125,873       $  364,201    $  716,430     $  240,551   $1,444,503
                                                             ==========       ==========    ==========     ==========   ==========

                                                                                                    Fidelity     Fidelity
                                                                                     Fidelity        Asset       Blue Chip
                                                           Participant    Income     Balanced      Allocation     Growth
                                                            Loan Fund      Fund        Fund           Fund         Fund
                                                           -----------    ------     ---------     ----------   ---------
Additions
  Employee contributions and rollovers
  Employer contributions
  Interest and dividend income                             $    22,642
  Net appreciation in fair value of investments
  Interfund transfers                                          205,054
                                                           -----------  ----------   ----------    ----------    ----------

        Total additions                                        227,696

Deductions:
  Benefits and withdrawals                                      12,806
  Net depreciation in fair value of investments
  Administrative expenses
  Interfund transfers                                          144,675  $1,725,256   $  740,541    $  332,517    $2,169,733
                                                           -----------  ----------   ----------    ----------    ----------

        Total deductions                                       157,481   1,725,256      740,541       332,517     2,169,733
                                                           -----------  ----------   ----------    ----------    ----------

Net additions (deductions)                                      70,215  (1,725,256)    (740,541)     (332,517)   (2,169,733)

Net assets available for plan benefits, beginning of year      295,447   1,725,256      740,541       332,517     2,169,733
                                                           -----------  ----------   ----------    ----------    ----------

Net assets available for plan benefits, end of year        $   365,662        -            -             -             -
                                                           ===========  ==========   ==========    ==========    ==========

                                                              Total
                                                               Plan
                                                            ----------
Additions:
  Employee contributions and rollovers                      $1,037,244
  Employer contributions                                       314,321
  Interest and dividend income                                 660,733
  Net appreciation in fair value of investments                842,456
  Interfund transfers                                        6,012,746
                                                            ----------

        Total additions                                      8,867,500

Deductions:
  Benefits and withdrawals                                     502,121
  Net depreciation in fair value of investments                 34,376
  Administrative expenses                                        1,401
  Interfund transfers                                        6,012,746
                                                            ----------

        Total deductions                                     6,550,644
                                                            ----------

Net additions (deductions)                                   2,316,856

Net assets available for plan benefits, beginning of year    6,349,554
                                                            ----------

Net assets available for plan benefits, end of year         $8,666,410
                                                            ==========

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                             WITH FUND INFORMATION

                     for the year ended December 31, 1996


                                                                                   Fidelity                      Lifeline
                                                                       Fidelity     Asset      Fidelity Blue   Systems, Inc.
                                                             Income    Balanced   Allocation    Chip Growth       Common
                                                              Fund       Fund        Fund           Fund          Stock
                                                             ------    --------   ----------   -------------   -------------
Additions:
  Employee contributions and rollovers                     $  145,952  $ 96,252   $  72,736    $  359,562       $  121,414
  Employer contributions                                       53,704    30,461      20,039        94,608           35,612
  Interest and dividend income                                 90,095    30,440      31,680       156,823              238
  Net appreciation in fair value of investments                          25,680      11,758       132,400          316,414
  Interfund transfers                                         148,796   103,273      31,503       300,440           90,261
                                                           ----------  --------   ---------    ----------       ----------

     Total additions                                          438,547   286,106     167,716     1,043,833          563,939

Deductions:
  Benefits and withdrawals                                    121,283    80,372      20,270       204,979           51,180
  Net depreciation in fair value of investments                 2,692
  Administrative expenses                                       1,463       300          14           950              351
  Interfund transfers                                         209,782   112,227      98,234       176,325          180,710
                                                           ----------  --------   ---------    ----------       ----------

     Total deductions                                         335,220   192,899     118,518       382,254          232,241
                                                           ----------  --------   ---------    ----------       ----------

Net additions                                                 103,327    93,207      49,198       661,579          331,698

Net assets available for plan benefits, beginning of year   1,621,929   647,334     283,319     1,508,154          754,362
                                                           ----------  --------   ---------    ----------       ----------

Net assets available for plan benefits, end of year        $1,725,256  $740,541   $ 332,517    $2,169,733       $1,086,060
                                                           ==========  ========   =========    ==========       ==========

                                                            Participant         Total
                                                             Loan Fund          Plan
                                                            -----------         -----
Additions:
  Employee contributions and rollovers                                          $    795,916
  Employer contributions                                                             234,424
  Interest and dividend income                              $    18,347              327,623
  Net appreciation in fair value of investments                                      486,252
  Interfund transfers                                           270,209              944,482
                                                            -----------         ------------

     Total additions                                            288,556            2,788,697

Deductions:
  Benefits and withdrawals                                       16,141              494,225
  Net depreciation in fair value of investments                                        2,692
  Administrative expenses                                                              3,078
  Interfund transfers                                           167,204              944,482
                                                            -----------         ------------

     Total deductions                                           183,345            1,444,477
                                                            -----------         ------------

Net additions                                                   105,211            1,344,220

Net assets available for plan benefits, beginning of year       190,236            5,005,334
                                                            -----------         ------------

Net assets available for plan benefits, end of year         $   295,447         $  6,349,554
                                                            ===========         ============

   The accompanying notes are an integral part of the financial statements.

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS

A.   DESCRIPTION OF THE PLAN:
     -----------------------

     The following description of the Lifeline Employees' Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

          GENERAL

          The Plan is a defined contribution profit-sharing plan covering all U.S. employees of Lifeline Systems, Inc. (the "Company") who work at least 1,000 hours during the plan year. Employees become eligible to participate on the entry date following six months of service. The Plan was established in 1984 to provide participants an opportunity to defer taxes on their savings and is intended to be a "qualified cash or deferred arrangement" under certain sections of the Internal Revenue Code. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

          CONTRIBUTIONS

          Participants may contribute from 1% to 15% of their pay on a pretax basis subject to the annual dollar limits established by the Internal Revenue Service (IRS) and plan limitations. Participants are immediately vested in their contributions and earnings thereon. Rollover contributions from qualified 401(k) plans are also allowed. Withdrawals are permitted as specified by IRS regulations.

          Employer contributions may vary from year to year in such amounts as have been voted by the Company pursuant to the provisions of the Plan. For the year ended December 31, 1997, the Company matched 100% of the first 2% contributed and 50% of the next 2% contributed up to a maximum of $500 per quarter, or $2,000 per year. This was an increase from 1996 in which the Company contributed up to a maximum of $400 per quarter, or $1,600 per year per participant.

          LOANS

          With the approval of the plan administrator, participants may borrow from their vested account balance attributable to employee pre-tax, matching, discretionary, and rollover contributions. The maximum amount that may be borrowed is 50% of a participant's vested interest or $50,000, whichever is less. The minimum loan is $1,000. The interest rate is fixed and will be equal to the prime rate plus one and one-half percent. The maximum loan period is five years. The interest rate charged on participant loans ranged from 10.00% to 10.25% in 1997 and 9.75% to 10.00% in 1996.


                                   Continued

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

BENEFITS AND WITHDRAWALS

The Plan allows benefits to be paid in the form of a cash payment or an in-kind distribution for employees who invest in the Company Stock Fund. Several annuity options may be selected by participants (or their beneficiaries) with account balances exceeding $3,500 as of December 1, 1990.

The Plan also provides for a preretirement survivor annuity to participants of the Plan with account balances exceeding $3,500 as of December 1, 1990, which allows 100% of a married participant's benefits to be used to provide benefits to his/her spouse if the participant dies before benefit payments commence. This provision may be waived once the participant reaches age 35 and obtains written consent from his/her spouse. Benefits to participants not married who die before retirement will be distributed to designated beneficiaries. No death benefits were paid in 1997 or 1996.

Hardship withdrawals are allowed under the provisions of the Plan.

VESTING

Plan participants are at all times 100% vested in the value of their own contributions, rollovers, employer matching contributions, and earnings thereon.

INVESTMENT OPTIONS

Effective January 1, 1997, the Company changed its Plan administrator from New York Life Benefit Services, Inc. to State Street Solutions. In addition, the Plan has changed its investment advisor to State Street Global Advisors ("SSGA") and as such now offers ten investment options which still include stock of the Company to which employees may allocate their contributions and the Company-matching contributions.

Participants may invest in the following investment options effective January 1, 1997:

     .    Lifeline Fixed Fund - This fund contains the following two funds:

          (1) Bankers Trust Company Pyramid Guaranteed Investment Contracts Fund - This fund invests in Guaranteed Investment Contracts and Bank Investment Contracts issued by life insurance companies or banks. The estimated range of returns for the fund is announced at the beginning of each year. Interest is credited monthly. This represented the Income Fund prior to January 1, 1997.

          (ii) SSGA Stable Value Fund - This fund invests in Investment Contracts issued by insurance companies, banks and other financial institutions, as well as enhanced short-term investment products. The fund's primary objective is to preserve the principal amount of contributions to the fund.

                                   Continued

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

          . SSGA Bond Market Fund - The SSGA Bond Market Fund invests in a diversified portfolio of high quality bonds and strives to maintain a portfolio duration similar to that of the Lehman Brothers Aggregate Bond Index. Duration is a measurement of price sensitivity to interest rate changes.

          . SSGA S&P 500 Index Fund - This fund allows investors to follow the performance of the country's largest, most established companies. It seeks to mirror the performance of the S&P 500 index, one of the most widely followed stock market indicators, generally considered to be representative of the overall U.S. stock market.

          . SSGA Matrix Equity Fund - This fund looks to outperform the overall stock market while maintaining a broadly diversified approach. Stock markets tend to move in cycles, sometimes favoring growth-oriented stocks and other times favoring stable "value" stocks. This Fund's strategy is to find the right mix of growth stocks and value stocks in order to participate in up markets and provide protection in down markets.

          . SSGA Small Cap Fund - This fund allows investors to capitalize on the potential growth of small cap companies, those with market capitalization's ranging in value from $100 million to $1.5 billion. The fund seeks to meet or exceed the returns of the Russell 2000 Index which provides broad exposure to the U.S. small cap stock market.

          . SSGA Active International Fund - This fund seeks to maximize capital growth while investing primarily in international stocks. The selection process combines both value and growth measures to identify attractive securities. Investments will be made in, but not limited to countries included in the Morgan Stanley Capital International Europe, Australia and Far East (MSCI EAFE Index).

          . Life Solutions Income & Growth Fund - Life Solutions Income & Growth is the least aggressive of the Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 35% in U.S. stocks, 5% in international stocks, and 60% in bonds.

          . Life Solutions Growth Fund - Life Solutions Growth is the most aggressive of the Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 65% in U.S. stocks, 15% in international stocks, and 20% in bonds.

          . Life Solutions Balanced Growth Fund - Life Solutions Balanced Growth is the moderate Life Solutions asset allocation portfolios. Its long-term average allocation is expected to be approximately 50% in U.S. stocks, 10% in international stocks, and 40% in bonds.

          . Lifeline Systems, Inc. Common Stock - The Plan's trustee purchases the stock of the Company on the open market.


                                   Continued

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

     Participants invested in the following investment options prior to January 1, 1997:

     . Fidelity Balanced Fund - Funds are invested in shares of a registered investment company that invests in stocks and bonds. This is a "moderate risk" mutual fund investing no greater than 75% of its assets in common stocks and no less than 25% in bonds.

     . Fidelity Asset Allocation Fund - Funds are invested in shares of a registered investment company that invests in stocks, bonds, and short-term fixed income investments. The assets will normally be invested within the following ranges: 10% - 60% in stocks; 20% - 60% in bonds; and 0 - 70% in short term fixed income instruments.

     . Fidelity Blue Chip Growth Fund - Funds are invested in shares of a registered investment company that invests in stocks, seeking long-term earnings growth. At least 65% of its assets are invested in the common stocks of large blue chip growth compaines.

          Prior to January 1, 1997 the Plan also has a Conduit Account which is invested with PNC Bank and is utilized as a "pass-through" holding account for employer and employee contributions. Funds are deposited into this account and allocated to other investment options based on participant's elections.

B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

          BASIS OF PRESENTATION

          The financial statements of the Plan have been prepared under the accrual basis of accounting and in conformity with generally accepted accounting principles.

          INVESTMENT VALUATION

          Investments in mutual and pooled funds and the Company's common stock are valued at fair market value using year-end closing prices. Participant loans are valued at cost which approximates fair value. Interest and dividend income is recorded as earned on the accrual basis.

          The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

          CONTRIBUTIONS

          Employee and employer matching contributions are recorded in the period in which the employee payroll deductions are made.

                                   Continued

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

     PAYMENT OF BENEFITS

     Benefit payments are recorded when paid.

     EXPENSES

     All administrative expenses and fees are paid by the Company except for loan fees which are paid by the Plan.

     USE OF ESTIMATES

     The preparation of the plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

     RISKS AND UNCERTAINTIES

     The plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits.

C. INVESTMENT CONTRACTS WITH INSURANCE COMPANY AND BANK:
   ----------------------------------------------------

   In January 1992 the Plan entered into an investment agreement with Bankers Trust Company to enter into the Bankers Trust Pyramid Guaranteed Investment Contracts Fund, a pooled fund established and managed by Bankers Trust Company. The Fund invests primarily in Guaranteed Investment Contracts ("GICs") and Bank Investment Contracts issued by life insurance companies, banks or other financial institutions, and any of the Bankers Trust Commingled short-term investments funds. The Fund's assets are valued at fair market value, provided, however, assets for which there is no readily ascertainable market value are valued at fair value determined in good faith by the Trustee of the Fund. The Fund expects to maintain a constant unit value of $1.00. Withdrawals are permitted and are subject to a deferred payout schedule.

   In February 1997, the Plan terminated its participation in the Bankers Trust Guaranteed Investment Contracts Fund and entered into an Investment Management Agreement with Bankers Trust

                                   Continued

             THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

     Company. The Investment Management Agreement allows the Company to receive payouts of the Plan's remaining balance in six installments from February 1, 1997 through October 1,2001.

D.   INVESTMENTS:
     -----------

     Investments held by the Plan at December 31, 1997 and 1996 are summarized as follows:


                                                                1997           1996
                                                                FAIR           FAIR
          DESCRIPTION                                          VALUE          VALUE
          -----------                                          -----          -----
       Income Fund                                                          $1,619,950*
       Fidelity Balanced Fund                                                  641,432*
       Fidelity Asset Allocation Fund                                          401,737*
       Fidelity Blue Chip Growth Fund                                        2,215,056*
       Lifeline Fixed Fund                                    $1,551,351*
       SSGA Bond Market Fund                                      53,403
       SSGA S&P 500 Index Fund                                   357,117
       SSGA Matrix Equity Fund                                 2,888,748*
       SSGA Small Cap Fund                                       513,782*
       SSGA Active International Fund                            121,273
       Life Solutions Income & Growth Fund                       359,837
       Life Solutions Balanced Growth Fund                       706,692*
       Life Solutions Growth Fund                                229,045
       Lifeline Systems, Inc. Common Stock                     1,433,511*    1,028,405*
       Participant Loan Fund                                     365,662       295,447
       PNC Bank Conduit Account                                                 21,439
                                                               ----------    ----------
                                                              $8,580,421    $6,223,466
                                                               ==========    ==========


     * Investment represents 5% or more of net assets available for plan benefits.

     Information provided by the custodian does not disclose the historical cost of investments. This information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 is not available and is not disclosed.

                                  Continued

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

E.   TAX STATUS:
     ----------

     The Internal Revenue Service has determined and informed the Company by a letter dated July 10, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

F.   PLAN TERMINATION:
     ----------------

     The Company intends to continue the Plan indefinitely but reserves the right to terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. After payment of expenses by the trustee, the Plan would be liquidated and each participant would receive his or her interest in the form of a lump-sum payment.

             THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                             SUPPLEMENTAL SCHEDULE

          LINE 27A - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                               December 31, 1997

IDENTITY OF ISSUE, BORROWER,                                                                            CURRENT
LESSOR OR SIMILAR PARTY                           DESCRIPTION OF INVESTMENT          COST**              VALUE
----------------------------                      -------------------------          ------             -------
 Lifeline Fixed Fund                              Bank Pooled Fund                                   $1,192,549

                                                  Mutual Fund                                           358,802

 SSGA Bond Market Fund                            Mutual Fund                                            53,403

 SSGA S&P 500 Index Fund                          Mutual Fund                                           357,117

 SSGA Matrix Equity Fund                          Mutual Fund                                         2,888,748

 SSGA Small Cap Fund                              Mutual Fund                                           513,782

 SSGA Active International Fund                   Mutual Fund                                           121,273

 Life Solutions Income & Growth Fund              Mutual Fund                                           359,837

 Life Solutions Balanced Growth Fund              Mutual Fund                                           706,692

 Life Solutions Growth Fund                       Mutual Fund                                           229,045

*Lifeline Systems, Inc. Common Stock              Shares of Common Stock                              1,433,511

*Participant Loan Fund                            Participant Loans; rates
                                                  ranging from 10% to 10.25%                            365,662
                                                                                                     ----------

                                                                                                     $8,580,421
                                                                                                     ==========

     * Party-in-interest

    ** State Street Solutions does not maintain historical cost information required by the Department of Labor's Rules and Regulations for reporting and disclosure under the Employee Retirement Income Security Act of 1974. Accordingly, for the purpose of this schedule, historical cost information is not presented.

              THE LIFELINE EMPLOYEES' SAVINGS AND INVESTMENT PLAN

                             SUPPLEMENTAL SCHEDULE

                LINE 27D - SCHEDULE OF REPORTABLE TRANSACTIONS

    SERIES TRANSACTIONS IN EXCESS OF 5% OF THE CURRENT VALUE OF PLAN ASSETS

                     for the year ended December 31, 1997


Transactions in excess of 5% of the current value of plan assets as of the beginning of the plan year are summarized as follows:

                                                      PURCHASE       SELLING        COST OF        NET GAIN
IDENTITY OF PARTY INVOLVED   DESCRIPTION OF ASSET      PRICE         PRICE          ASSETS*        (LOSS)*
---------------------------  --------------------     --------       -------        -------        --------
SSGA Matrix Equity Fund      Mutual Fund              $799,303

SSGA Small Cap Fund          Mutual Fund              $531,280


     * State Street Solutions does not maintain historical cost information required by the Department of Labor's Rules and Regulations for reporting and disclosure under the Employee Retirement Income Security Act of 1974. Accordingly, for the purpose of this schedule, historical cost information and the related net gain (loss) are not presented.